EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE

This Agreement is entered into this 13th day of March, 2014, by and between PIQUA PETRO, INC., a Kansas corporation, (“Seller”) and ARMADA MIDCONTINENT, LLC, or its assigns (“Buyer”).

1)           SALE AND PURCHASE:  For and in consideration of the mutual benefits to be derived herefrom, and subject to the terms and conditions hereinafter set forth, Seller shall sell, transfer, convey and deliver to Buyer at closing, and Buyer shall purchase and acquire at closing all interest and estate of Seller in, to and under the oil and gas leases set forth in Exhibit “A” attached hereto and incorporated herein by reference(collectively referred to as the “Leases”) as well as copies of any and all materials, well files, agreements, documents, production records, development plans, title opinions, rental receipts, maps or other information held or prepared by Seller or on behalf of Seller by third parties employed by Seller which relate or pertain to the Leases, the lands covered by the Leases or the wells and equipment located thereon (collectively, the “Additional Property”).

2)           SELLER’S INTEREST:  Seller covenants and warrants that at the closing it will execute and deliver a recordable assignment and bill of sale to convey to Buyer 100% of the leasehold working interest in the lands covered by the Leases, subject to royalties, overriding royalties and other expense-free burdens on production which, as to each Lease, do not exceed 12.5% of 8/8ths, such that the net revenue interest in the Leases conveyed to Buyer shall not be less than 87.5%, together with the Additional Property.  There may exist other owners of the working interest and it shall be Seller’s responsibility to obtain assignments of these interests to convey the entire working interest to the Buyer.

3)           PURCHASE PRICE:  The purchase price for the above described leases shall be SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000.00) (the “Purchase Price”) for the Leases.  The parties agree to allocate the purchase price as set forth in Exhibit “B” attached hereto and incorporated herein by reference. At the time of signing of this Agreement, Buyer shall deposit $100,000.00 as earnest money to be held in the trust account of Mark T. Lair, Attorney at Law, Chanute, Kansas.  The balance of the purchase price in the amount of six million four hundred thousand dollars ($6,400,000.00) shall be due in full at closing.

4)           CLOSING:  The parties shall use their best efforts to close the transaction contemplated by this Agreement on or before April 3, 2014.  The closing shall take place at a location and on a date and at a time to be mutually agreed upon by the parties.

5)           CONTINUED OPERATION:  Seller agrees to operate, maintain and produce the Leases until the date of closing in the same manner in which they have been operated, maintained and produced prior to the execution of this Agreement, and consistent with operating practices utilized on oil and gas leases in Southeast Kansas.  At closing, Seller shall have a statement of the operating costs for the Leases on and subsequent to March 1, 2014 (the “Effective Date”) through date of closing.  The parties acknowledge that some operating costs (such as utilities) may have to be estimated using the previous months costs to determine the estimated amount.  This statement shall be part of the adjustments covered in paragraph 10 below.

6)           DUE DILIGENCE:  Upon Seller’s written acceptance of this Agreement, Buyer and its attorneys, employees and consultants shall be entitled to examine and copy (at Buyer’s expense) Seller’s records pertaining to the Leases, including but not limited to all lease files, operating agreements, deeds and documents of title and all other property records, all accounting, geological, geophysical and other records, and all other documents relating to the Leases.  Buyer, at its sole risk and expense, shall also have access to the Wells and the right to observe operations and to inspect any and all equipment, improvements and fixtures related to the Leases.

7)           CONFIDENTIALITY:  Buyer agrees that all information obtained from the examination of Seller’s files and records shall remain confidential.  In the event the transactions contemplated by this Agreement are not closed, Buyer will return to Seller all copies of such files and all other information relating to the Leases obtained pursuant to this Agreement, except as to that information obtained from records available to the public.

8)           TITLES:  Buyer shall, at its sole expense, conduct such examination of title as it sees fit and shall notify Seller in writing, five days prior to closing, of any title defect which would cause Seller’s title to be unmerchantable.  Failing such notice, Buyer will be deemed to have approved title.  In the event Buyer notifies Seller of such defects, Seller may attempt to cure same.  In the event of a material title defect which renders all or a portion of title to the Leases unmerchantable and which Seller elects not to cure, the parties shall use reasonable efforts to agree on an adjustment of the Purchase Price.  In the event the parties are unable to reach such an agreement, Buyer or Seller may terminate this Agreement by giving written notice to the other party on or before closing.  As used herein, “merchantable” shall mean the quiet and peaceful enjoyment of an interest in the Leases which is fairly deducible of record, and free from reasonable doubt, to the end that a prudent operator engaged in the business of owning, exploring, developing, operating and producing oil and gas properties with knowledge of the facts and the legal effect thereof would accept same.  If this Agreement does not close as the result of defects in title, the earnest money shall be returned to Buyer.

9)           ENVIRONMENTAL:  If, as a result of Buyer’s inspection of the wells, lands and equipment, Buyer objects to the condition of the Leases because of environmental concerns (“Environment Defects”), Buyer shall notify Seller of the same on or before ten days prior to closing, or such Environmental Defects shall be deemed to have been waived.  In the event Buyer notifies Seller of such Environmental Defects, Seller may attempt to cure the same.  In the event Seller elects not to cure the same or in the event any such Environmental Defect is not curable, the parties shall use reasonable efforts to reach an agreement to appropriately adjust the purchase Price due to such Environmental Defects; in the event the parties are unable to reach such an agreement, Buyer or Seller may terminate this Agreement by giving written notice to the other party on or before closing.  If this Agreement does not close as the result of Environmental Defects, the earnest money shall be returned to Buyer.

10)           ADJUSTMENTS:  Oil, gas and other production sold from or attributable to the Leases prior to March 1, 2014 shall belong to Seller.  Oil gas and other production sold from or attributable to the Leases on and subsequent to March 1, 2014 shall belong to Buyer.  At closing the following shall occur:

(a)
Seller shall contact the crude oil purchaser, Kelly Maclaskey Oilfield Services, Inc. and notify them that the subject Leases have been sold and that the Buyer shall have the right to payment for all production sold on and subsequent to March 1, 2014.  The crude oil purchaser shall be instructed to place in suspense all pending payments for said production pending submission of division orders from the Buyer after which payment shall be made from the suspense account from the crude oil purchaser to the Buyer.

(b)	A cash adjustment shall be made on the closing statement crediting Seller for its operating costs for the Leases on and subsequent to March 1, 2014 through date of closing.

(c)	A cash adjustment shall be made on the closing statement crediting Buyer for the amount of any production revenue received by Seller for production from and after March 1, 2014.

(d)	A cash adjustment shall be made on the closing statement crediting Buyer for the proration of property taxes as further described in paragraph 13.

After the closing, the parties will cooperate to determine any additional adjustments to revenue and expenses that are not made at the closing.  All amounts owed by one party to the other shall be paid promptly after any additional adjustments are finalized.

11)           WARRANTIES:  Buyer shall accept the personal property and equipment located on the Leases in its “AS IS, WHERE IS” condition.  Title to the Leases shall be conveyed without warranty of title, either express or implied, except as to claims arising by, through or under Seller.  At closing, the Leases assigned by Seller to Buyer will constitute not less than 100% of the leasehold working interest in the lands covered by the Leases, representing a collective net revenue interest in production from those lands of not less than 87.5% of 8/8ths.

12)           INDEMNIFICATION:  Buyer shall protect, defend, indemnify and hold Seller harmless from the payment of any judgments, claims, costs, expenses and liabilities (“Damages”), whether direct, contingent or otherwise, assessed against Seller which are payable with respect to the ownership or operation of the Leases from and after the Effective Date.  Seller shall protect, defend, indemnify and hold Buyer harmless from the payment of any and all Damages assessed against Buyer or Seller which are payable with respect to the ownership or operation of the Leases prior to the Effective Date.

13)           TAXES:  Seller warrants that all ad valorem taxes for the year 2013 and all prior years has been paid, ad valorem taxes based upon 2013 production and personal property taxes, if any, and gross production and similar taxes shall be prorated for the year 2014 as of the Closing Date.  If any such taxes are not due at closing, Buyer will thereafter be responsible for payment of same and will invoice Seller for its pro rata share, providing supporting documentation therefore, and such pro rata share shall be due upon receipt of such billing.  Buyer will bear all applicable sales or similar taxes imposed by any state, county, municipal or other governmental entity as a result of this sale.

14)           REPRESENTATIONS AND OTHER WARRANTIES:  The parties represent and warrant to each other as applicable that, as of the Closing Date:

(a)           This Agreement constitutes a legal, valid and binding obligation of Buyer and Seller, enforceable against each in accordance with its terms.

(b)           Seller owns the Leases and the personal property and equipment located on the Leases, and has the full power and right to sell and convey the same, and Buyer has the full power and right to acquire and operate the same, all pursuant to the terms and conditions of this Agreement.

(c)           At closing the Leases will be free and clear of any liens, mortgages, security interests or other similar encumbrances and all operating costs and expenses have been timely paid.

(d)           To the best of Seller’s knowledge, all rentals, royalties and other payments due under the Leases for periods prior to the Effective Date have been fully and promptly paid or will be paid prior to or commensurate with closing..

(e)           There are no claims (including claims for taxes), demands, suits, actions, arbitrations or governmental investigations or proceedings pending or threatened against either Seller or the Leases which would affect Buyer’s ownership or operation of the Leases.

(f)           All permits, licenses, orders and approvals of all federal, state and local governments or regulatory bodies required for the operation of the Leases as presently conducted have been obtained; all such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened or pending; and none of such permits, licenses, orders or approvals will be affected by the consummation of this Agreement except as any of the same may need to be transferred to Buyer.

(g)           Neither party has incurred any obligation or liability, contingent or otherwise, with respect to any broker’s or finder’s fee or commission related to this transaction for which the other party shall have any responsibility.

If, on or before closing, it is discovered that either party is in default under any of the above representations and warranties applicable to it, the defaulting party shall use reasonable efforts to cure the same before closing, but if it is unable to do so, then the parties shall use reasonable efforts to adjust the Purchase Price on an equitable basis due such default.  If the parties are unable to agree as to such adjustment on or before closing, then the party not in default may terminate this Agreement by giving written notice to the other on or before the Closing Date and if this Agreement is terminated, the earnest money shall be returned to Buyer.

15)           SURVIVAL AND FURTHER ACTION:  The terms and conditions of this Agreement and the representations and warranties contained herein (except those as to which a default may have been discovered prior to closing and for which an adjustment in the Purchase Price has been made) shall survive the closing.  The parties agree to execute such further documents or take such further actions after the Closing Date which may be necessary in order to effectuate the transactions contemplated hereunder.

16)           PUBLIC COMPANY MATTERS:  Seller acknowledges that Buyer, or its parent company, is a public company.  Accordingly, the negotiations and agreements related hereto constitute material non-public information and are not to be shared with disinterested parties until such time as Buyer or its public parent has made the information public.

17)           ASSIGNMENT:  Seller shall have the right to assign or direct payment as provided hereunder to a financial intermediary to facilitate a deferred exchange of like kind property pursuant to Section 1031 of the Internal Revenue Code.

18)           BINDING EFFECT:  Upon execution hereof, this Agreement shall be binding on the parties hereto, their respective heirs, devisees, personal representatives, successors and assigns.

19)           COUNTERPARTS:  This Agreement may be executed by Seller and Buyer in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute one Agreement.

20)           DEFAULT:  Time is of the essence of this Agreement.  In the event either party fails to comply with any of the terms of this Agreement, then this Agreement shall, at the option of the nondefaulting party, be terminated.  If Buyer is the defaulting party, Seller shall be entitled to retain the earnest money deposit as liquidated damages as its sole remedy; if Seller is the defaulting party, Buyer shall be entitled to require specific performance of this Agreement, or accept the return of the earnest money deposit as its sole remedy.

21)           GOVERNING LAW:  This Agreement shall be governed, construed and enforced under the laws of the State of Kansas.

IN WITNESS WHEREOF, this Agreement for Purchase and Sale has been executed this 13th day of March, 2014.

SELLER:                                                                                                                     BUYER:

PIQUA, PETRO, INC.                                                                                              ARMADA MIDCONTINENT, LLC

By:      /s/Monica A. Lair                                                                                         By:       /s/ Randy M. Griffin
Monica A. Lair, President                                                                                       Randy M. Griffin, CEO

STATE OF KANSAS, COUNTY OF NEOSHO, SS:

BE IT REMEMBERED, that on this ______ day of ______________, 2014, before me, the undersigned, a Notary Public in and for the said county and state, came Gregory D. Lair, President of Piqua Petro, Inc., to me personally known to be the same person who executed the foregoing instrument, and he duly acknowledged the execution of the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

______________________________
Notary Public
My appointment expires:

STATE OF TEXAS, COUNTY OF DALLAS, SS:

BE IT REMEMBERED, that on this 13th day of March, 2014, before me, the undersigned, a Notary Public in and for the said county and state, came Randy M. Griffin, CEO of Armada Midcontinent, LLC, to me personally known to be the same person who executed the foregoing instrument, and he duly acknowledged the execution of the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

______________________________
Notary Public
My appointment expires:

EXHIBIT “A”

1.           The Wingrave Lease

A.
An Oil and Gas Lease dated September 1, 1953 from John F. Wingrave and Hazel B. Wingrave, his wife, to E.O. Lynn, recorded in Book 25 at Page 319 in the office of the Register of Deeds of Woodson County, Kansas, covering the following described real estate:
The Northeast Quarter (NE/4) of Section 17, Township 24 South, Range 16 East; and the Northwest Quarter (NW/4) and the North Half of the Southwest Quarter (N/2 SW/4), and the Southwest Quarter of the Southwest Quarter (SW/4 SW/4) and the North Half of the Southeast Quarter (N/2 SE/4) and the Southeast Quarter of the Southeast Quarter (SE/4 SE/4), of Section 16, Township 24 South, Range 16 East, Woodson County, Kansas.

B.
An Oil and Gas Lease dated April 20, 1990 from Louise Sandlin to H&G Pulling Co. Inc. recorded in Book 70 at Page 546 in the office of the Register of Deeds of Woodson County, Kansas, covering the following described real estate:
The Northwest Quarter of the Southeast Quarter (NW/4 SE/4) of Section 16, Township 24 South, Range 16 East, Woodson County, Kansas.

C.
An Oil and Gas Lease dated June 18, 1977 from John F. Wingrave a/k/a J.F. Wingrave and Hazel B. Wingrave, husband and wife to H&G Pulling and Rotary Drilling Co., recorded in Book 46 at Page 716 in the office of the Register of Deeds of Woodson County, Kansas, covering the following described real estate:
The South Half of the Northeast Quarter (S/2 NE/4) of Section 16, Township 24 South, Range 16 East, Woodson County, Kansas.

2.           The Karmann Lease

An Oil and Gas Lease dated September 18, 2009, from Erik Shane Karmann as lessor, to JT Operations as lessee, recorded in Book S91 at Page 225 in the office of the Register of Deeds of Woodson County, Kansas, covering the following real estate:
The Northwest Quarter (NW/4) of Section Twenty-one (21), Township Twenty-four (24), Range Sixteen (16) and containing 160 acres more or less.

3.           The Light Lease

An Oil and Gas Lease dated February 15, 1977, from Freda A. Light, et al, to Beryl Ashlock, recorded in Book 46 of Leases at Page 662 in the office of the Register of Deeds of Woodson County, Kansas, covering the following described real estate:  The South Half of the Northeast Quarter (S/2 NE/4) of Section 1, Township 24, Range 14.

4.           The Stockebrand Lease

An Oil and Gas Lease dated February 15, 1977, from Norma J. Wimmer, et al, to Beryl Ashlock, recorded in Book 46 of Leases at Page 660 in the office of the Register of Deeds of Woodson County, Kansas, covering the following described real estate:  The Northwest Quarter (NW/4) of Section 1, Township 24, Range 14.